Exhibit 99.3

WESCO International, Inc.
Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of WESCO International, Inc. ("WESCO" or the “Company”) and EECOL Holdings Ltd (“EECOL”), after giving effect to the business combination transaction between WESCO and EECOL on December 14, 2012 and to the effects of WESCO redeeming its 7.50% Senior Subordinated Notes due 2017 on December 11, 2012 and entering into a Term Loan Agreement on December 12, 2012, in each case, reflecting the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined financial information has been derived by the application of pro forma adjustments to the historical consolidated financial statements of WESCO and EECOL. The unaudited pro forma condensed combined financial information gives effect to the acquisition of EECOL by WESCO and to the effects of WESCO redeeming its 7.50% Senior Subordinated Notes due 2017 and entering into a Term Loan Agreement as if they had occurred on January 1, 2011 with respect to the unaudited pro forma condensed statements of income for the nine months ended September 30, 2012 and for the year ended December 31, 2011 and as of September 30, 2012 with respect to the unaudited pro forma combined balance sheet.

The unaudited pro forma condensed combined financial information reflects the U.S. GAAP results of EECOL. Note 6 provides information with respect to the nature of the U.S. generally accepted accounting principles (“U.S. GAAP”) adjustments needed to conform EECOL's consolidated financial statements prepared in accordance with the new accounting standards for private enterprises (“ASPE”) adopted by the Canadian Institute of Chartered Accountants (“CICA”) to those prepared in accordance with U.S. GAAP. The EECOL historical financial statements have been translated from Canadian dollars to U.S. dollars for purposes of the unaudited pro forma condensed combined financial information.

WESCO and EECOL had different fiscal year ends. Accordingly, the unaudited pro forma combined balance sheet combines WESCO's historical consolidated balance sheet as of September 30, 2012 with EECOL's historical consolidated balance sheet as of October 31, 2012. The unaudited pro forma combined statement of operations for the year ended December 31, 2011 combines WESCO's historical consolidated statement of operations for the year ended December 31, 2011 with EECOL's historical consolidated statement of operations for the year ended January 31, 2012. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2012 combines WESCO's historical consolidated statement of operations for the nine months ended September 30, 2012 with EECOL's historical consolidated statement of operations for the nine months ended October 31, 2012.

Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma condensed combined financial information are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed combined financial information. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The preliminary purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed in connection with the acquisition based on their estimated fair values as of the completion of the acquisition. The unaudited pro forma condensed combined statement of income reflects the effects of applying certain preliminary purchase accounting adjustments to the historical consolidated results of operations, including items expected to have a continuing impact on the consolidated results, such as depreciation and amortization on acquired tangible and intangible assets. The unaudited pro forma condensed combined statement of income does not include non-recurring items such as pre-payment penalties on debt extinguishment of $1.9 million and transaction costs related to the acquisition of $4.0 million. A full and detailed valuation of EECOL's assets and liabilities is being completed and certain information and analyses remains pending at this time. The final purchase price allocation is subject to the final determination of the fair values of assets acquired and liabilities assumed and, therefore, that allocation and the resulting effect on income from operations may differ materially from the unaudited pro forma amounts included herein.

The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the consolidated results of operations. Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. Therefore, the unaudited pro forma condensed combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

In preparing the unaudited pro forma condensed combined financial information in accordance with U.S. GAAP, the following historical information was used:

•	the audited consolidated financial statements of WESCO as of and for the year ended December 31, 2011 prepared in accordance with U.S. GAAP;

•	the unaudited consolidated financial statements of WESCO as of and for the nine months ended September 30, 2012 prepared in accordance with U.S. GAAP;

•	the audited consolidated financial statements of EECOL for the year ended January 31, 2012 prepared in accordance with ASPE and reconciled to U.S. GAAP; and

•	the unaudited consolidated financial statements of EECOL as of October 31, 2012 and for the nine months ended October 31, 2012 prepared in accordance with ASPE and reconciled to U.S. GAAP.

WESCO International, Inc.
Unaudited Pro Forma Combined Condensed Balance Sheet
As of September 30, 2012
(In thousands)
	Historical	Historical	Pro Forma		Pro Forma
	WESCO	EECOL	Adjustments	Notes	Combined
	September 30, 2012	October 31, 2012			September 30, 2012
Assets
Current Assets:
Cash and cash equivalents	$107,637	$44,620	$(3,726)	E
			(17,215)	B
			(1,875)	C
			(5,599)	D	$123,842
Accounts receivables, net	1,020,454	148,783	(3,665)	A	1,165,572
Other accounts receivable	48,246	85	—		48,331
Inventories, net	662,764	119,517	2,851	A	785,132
Current deferred income taxes	29,431	—	(936)	A	28,495
Income taxes receivable	11,284	1,019	—		12,303
Prepaid expenses and other current assets	26,109	1,984	(3,436)	A	24,657
Total current assets	1,905,925	316,008	(33,601)		2,188,332

Property buildings and equipment, net	140,998	48,743	24,848	A	214,589
Intangible assets, net	204,572	—	300,438	A	505,010
Goodwill	1,127,001	—	670,649	A	1,797,650
Deferred income taxes	17,926	8,134	—		26,060
Other assets	23,572	12,088	15,538	B	51,198
Total assets	$3,419,994	$384,973	$977,872		$4,782,838

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$693,177	$98,097	—		$791,274
Accrued payroll and benefit costs	63,103	—	—		63,103
Short-term debt	22,848	10,992	(5,599)	D	28,241
Current portion of long-term debt	2,137	—	8,508	E	10,645
Bank overdrafts	57,681	—	—		57,681
Other current liabilities	71,090	5,604	34,725	A
			2,587	F	114,006
Total current liabilities	910,036	114,693	40,221		1,064,950

Long-term debt	696,758	—	(150,000)	C
			1,258,424	E	1,805,182
Deferred income taxes	244,175	1,691	74,453	A	320,319
Other noncurrent liabilities	24,495	29,501	—		53,996
Total liabilities	1,875,464	145,885	1,223,098		3,244,447

Stockholders’ Equity:
Common stock	575	1,068	(1,068)	G	575
Class B nonvoting convertible common stock	43	—	—		43
Additional paid-in capital	1,053,493	—	—		1,053,493
Retained earnings (deficit)	1,066,216	257,336	(1,677)	B
			(1,875)	C
			(2,587)	F
			(257,336)	G	1,060,077
Treasury stock	(600,059)	—	—		(600,059)
Accumulated other comprehensive income	24,354	(23,139)	23,139	G	24,354
Total WESCO International stockholders' equity	1,544,622	235,265	(241,404)		1,538,483
Noncontrolling interest	(92)	3,823	(3,823)		(92)
Total stockholders’ equity	1,544,530	239,087	(245,226)		1,538,391
Total liabilities and shareholders’ equity	$3,419,994	$384,973	$977,872		$4,782,838
See notes to unaudited pro forma condensed combined financial statements.

WESCO International, Inc.
Unaudited Pro Forma Combined Condensed Statement of Income
For the year ended December 31, 2011
(In thousands)
	Historical	Historical	Pro Forma		Pro Forma
	WESCO	EECOL	Adjustments	Notes	Combined
	For the year ending	For the year ending			For the year ending
	December 31, 2011	January 31, 2012			December 31, 2011

Net sales	$6,125,718	$854,402	—		$6,980,120
Cost of goods sold	4,889,149	644,080	—		5,533,229
Gross profit	1,236,569	210,323	—		1,446,892
Selling, general and administrative expenses	871,983	107,248	—		979,231
Depreciation and amortization	31,607	2,973	575	H
			22,804	I	57,959
Income from operations	332,979	100,102	(23,379)		409,702

Interest expense, net	53,603	4,003	(11,580)	J
			48,236	K
			4,096	L	98,359
Other expenses (income)	—	(13,872)	—		(13,872)
Income before income taxes	279,376	109,970	(64,131)		325,215

Provision for income taxes	83,136	27,989	(22,288)	N	88,837
Net income	196,240	81,982	(41,843)		236,378
Less: Net loss attributable to noncontrolling interest	(11)	1,062	—		1,051
Net income attributable to WESCO International	$196,251	$80,919	$(41,843)		$235,327

Earnings Per Share:
Weighted average common shares outstanding used in computing basic earnings per share	43,220				43,220
Basic earnings per share	$4.54				$5.44
Weighted average common shares outstanding including common shares issuable upon exercise of dilutive stock options used in computing diluted earnings per share	49,623				49,623
Diluted earnings per share	$3.96				$4.74

See notes to unaudited pro forma condensed combined financial statements.

WESCO International, Inc.
Unaudited Pro Forma Combined Condensed Statement of Income
For the nine months ended September 30, 2012
(In thousands)
	Historical	Historical	Pro Forma		Pro Forma
	WESCO	EECOL	Adjustments	Notes	Combined
	For the Nine	For the Nine			For the Nine
	Months Ending	Months Ending			Months Ending
	September 30, 2012	October 31, 2012			September 30, 2012

Net sales	$4,934,938	$698,905	—		$5,633,843
Cost of goods sold	3,940,762	526,993	—		4,467,755
Gross profit	994,176	171,912	—		1,166,088
Selling, general and administrative expenses	685,130	86,455	(1,431)	M	770,154
Depreciation and amortization	26,431	2,334	284	H
			16,666	I	45,715
Income from operations	282,615	83,123	(15,519)		350,219

Interest expense, net	33,093	3,135	(8,685)	J
			36,177	K
			3,072	L	66,793
Other expenses (income)	—	(7,727)	—		(7,727)
Income before income taxes	249,522	87,715	(46,084)		291,154

Provision for income taxes	74,259	24,913	(15,994)	N	83,178
Net income	175,263	62,802	(30,089)		207,976
Less: Net loss attributable to noncontrolling interest	(4)	330	—		326
Net income attributable to WESCO International	$175,267	$62,472	$(30,089)		$207,649

Earnings Per Share:
Weighted average common shares outstanding used in computing basic earnings per share	43,596				43,596
Basic earnings per share	$4.02				$4.76
Weighted average common shares outstanding including common shares issuable upon exercise of dilutive stock options used in computing diluted earnings per share	51,057				51,057
Diluted earnings per share	$3.43				$4.07

See notes to unaudited pro forma condensed combined financial statements.

WESCO International, Inc.
Unaudited Pro Forma Condensed Combined Financial Information

Note 1: Basis of presentation

The unaudited pro forma condensed combined financial information has been prepared in connection with the acquisition of all of the outstanding equity interests of EECOL by WESCO and to give effect to WESCO redeeming its 7.50% Senior Subordinated Notes due 2017 and entering into a Term Loan Agreement on December 11, 2012 and December 12, 2012, respectively. The preliminary purchase price for EECOL totaled $1.1 billion, net of cash acquired. At closing, the Company withheld $50.8 million of the purchase price which will be paid to the sellers in June 2014, subject to adjustment for any indemnification claims made by WESCO and accepted by the sellers, if any. The Company financed the acquisition with borrowings under a new Term Loan Agreement and its existing revolving credit facilities.

The acquisition of EECOL by WESCO has been accounted for using the purchase method of accounting. The preliminary purchase price has been allocated on a preliminary basis to the assets acquired and liabilities assumed in connection with the acquisition based on their estimated fair values as of the closing date of the acquisition. The unaudited pro forma condensed combined statement of income reflects the effects of applying certain preliminary purchase accounting adjustments to the historical consolidated results of operations, including items expected to have a continuing impact on the consolidated results, such as depreciation and amortization on acquired tangible and intangible assets. The unaudited pro forma condensed combined statement of income does not include non-recurring items such as debt prepayment penalties and transaction costs related to the acquisition. The final purchase price allocation is subject to the final determination of the fair values of assets acquired and liabilities assumed and, therefore, that allocation and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein.

Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma information are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed combined financial information. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The unaudited pro forma condensed combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

The unaudited pro forma condensed combined financial information are presented in United States dollars ("$"), which is the reporting currency of WESCO. References to "CAD" represent amounts presented in Canadian dollars.

The EECOL audited consolidated financial statements for the year ended January 31, 2012 and the unaudited consolidated financial statements for the nine months ended October 31, 2012 have been prepared in accordance with ASPE and are presented in CAD. For the purpose of preparing pro forma financial information only, Note 6 to the unaudited pro forma condensed consolidated financial statements provides additional information with respect to the nature of the U.S. GAAP adjustments needed to conform EECOL's consolidated financial statements prepared in accordance with ASPE to those prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information for the year ended December 31, 2011 and the nine months ended September 30, 2012 should be read in conjunction with the historical financial statements, including the notes thereto, of WESCO (included in WESCO's annual reports on Form 10-K and quarterly reports on Form 10-Q) and of EECOL (see Exhibits 99.1 and 99.2 included with this Current Report on Form 8-K/A).

Note 2: Translation

The unaudited pro forma condensed combined financial statements are presented in U.S. dollars unless otherwise stated, and accordingly, financial information of EECOL used to prepare the unaudited pro forma condensed combined financial statements was translated from CAD to U.S. dollars (Note 6) using the following exchange rates, which correspond with the exchange rates for the periods being presented:

Balance sheet as of October 31, 2012: Closing rate	1 CAD = $0.9994
Statement of consolidated income for the year ended January 31, 2012: Average for the period	1 CAD = $1.0097
Statement of consolidated income for the nine months ended October 31, 2012: Average for the period	1 CAD = $1.0007

Certain of the pro forma adjustments have been translated at the acquisition closing date exchange rate of 1 CAD = $1.016, such as the preliminary estimates of fair value of net assets acquired.

Note 3: Acquisition of EECOL

On December 14, 2012, the Company completed the acquisition of all of the outstanding equity interests in EECOL for $1.1 billion. EECOL is a full-line distributor of electrical equipment, products and services with 57 locations across Canada and 20 in South America. EECOL has a strong warehouse-based business focused on serving industrial, oil, gas, mining, utility, and commercial and residential construction customers.

The purchase price was financed with borrowings under a new Term Loan Agreement and the existing revolving credit facilities. The preliminary purchase price for EECOL based on the exchange rate on the date of the acquisition is summarized below (in millions):

Cash paid to seller	$1,069.9
Escrow fund for potential indemnifications and purchase price adjustments	50.8
Total preliminary purchase price	$1,120.7

The following represents the preliminary purchase price allocation. The assets acquired and liabilities assumed of EECOL have been measured on a preliminary basis using assumptions that

WESCO management believes are reasonable based on information currently available. A full and detailed valuation of the assets and liabilities of EECOL is being completed and certain information and analysis remains pending at this time. Therefore, it is possible that the fair values of assets acquired and liabilities assumed could materially differ from those presented herein upon additional analysis.

The following table summarizes the preliminary purchase price allocation based on estimated fair values as of the acquisition date (in millions):

Cash	$32.3
Accounts receivable	136.2
Inventories	118.2
Property, plant and equipment	73.1
Other assets	63.8
Identifiable intangible assets	300.4
Total assets acquired	724.1
Accounts payable	76.5
Other current liabilities	69.2
Deferred taxes	75.0
Other liabilities	53.1
Total liabilities assumed	273.8
Net assets acquired	450.3
Preliminary purchase price	1,120.7
Goodwill	$670.4

Note 4: Debt Financing

On December 12, 2012, in connection with the acquisition of EECOL, the Company redeemed its 7.50% Senior Subordinated Notes due 2017. This redemption was a condition at closing on the Term Loan Agreement and Amended Revolving Credit Facility. The proceeds of the term loans and revolving credit facility were used to finance the purchase price of EECOL and fees and expenses incurred in connection with the transaction.

The Term Loan Agreement provides for a seven-year term loan facility (the “Term Loan Facility”), which consists of two separate sub-facilities: (i) a Canadian sub-facility in an aggregate principal amount of CAD $150.0 million, issued at a 2.0% discount and (ii) a U.S. sub-facility in an aggregate principal amount of US $700.0 million, issued at a 1.0% discount.

Borrowings under the Term Loan Facility bear interest at base rates plus applicable margins. At December 31, 2012, the interest rates on borrowings under the Canadian sub-facility and U.S. sub-facility were approximately 5.2% and 4.5%, respectively. The Borrowers will pay quarterly installments of principal equal to 0.25% of the original principal amount of their respective term loans, plus accrued and unpaid interest, beginning on March 31, 2013.

The Amended Revolving Credit Facility matures in August 2016 and consists of two separate sub-facilities: (i) a Canadian sub-facility with a borrowing limit of up to US $400.0 million, which is collateralized by substantially all assets of WESCO Distribution Canada LP, WDCC

Enterprises Inc. and EECOL, and (ii) a U.S. sub-facility with a borrowing limit of up to US $600.0 million less the amount of outstanding borrowings under the Canadian sub-facility.

The applicable interest rate for borrowings under the Revolving Credit Facility includes interest rate spreads based on available borrowing capacity that range between 1.5% and 2.0% for LIBOR-based borrowings and 0.5% and 1.0% for prime rate-based borrowings. The otherwise applicable interest rate is reduced by 0.25% if the Company's leverage ratio falls below a ratio of 2.5 to 1.0.

On December 11, 2012, WESCO Distribution entered into an amendment of the Accounts Receivable Securitization Facility under which WESCO sells, on a continuous basis, an undivided interest in all domestic accounts receivable to WESCO Receivables Corp., a wholly owned special purpose entity (the “SPE”). The SPE sells, without recourse, a senior undivided interest in the receivables to third-party conduits and financial institutions for cash while maintaining a subordinated undivided interest in the receivables, in the form of overcollateralization. This facility matures in August 2014.

Note 5: Description of Pro Forma Adjustments

Adjustments to the unaudited pro forma condensed combined balance sheet

A.
The following adjustments were made to reflect the preliminary estimate of the fair value of net assets acquired and liabilities assumed (in millions) in the unaudited combined pro forma balance sheet:

Assets:
Accounts receivable	$(3.7)
Inventories	2.9
Property and buildings	24.8
Deferred taxes	(0.9)
Other current assets	(3.4)
Identifiable intangible assets	300.4
Goodwill	670.6

Liabilities:
Other current liabilities	34.7
Deferred taxes	74.5

B.
This adjustment represents the capitalization of the debt issuance costs associated with the new term loans and revolving credit facility and the elimination of existing unamortized debt issuance costs (in millions):

Debt issuance costs - new term loans and revolving credit facility	$17.2
Elimination of existing unamortized debt issuance costs - Senior Subordinated Debt 2017	(1.7)
$15.5

C.	This adjustment reflects the repayment of the Senior Subordinated Debt 2017 and recognition of the $1.9 million pre-payment penalty.

D.	This adjustment represents the repayment of the outstanding balance on EECOL’s line of credit.

E.
The term loans discussed in Note 4, combined with borrowings against the revolving credit facility and accounts receivable securitization facility, were used to extinguish the Senior Subordinated Debt 2017 and fund the acquisition. This adjustment reflects the total borrowings against these facilities, net of the related debt discount of $10.0 million on the term loans. The following table shows the net proceeds from borrowings against each of the debt facilities (in millions):

Term Loan Facility	$840.7
Revolving Credit Facility	266.4
Accounts Receivable Securitization Facility	159.8
$1,266.9

The excess of the purchase price and payment of the Senior Subordinated Debt 2017 over the net proceeds from borrowings, or $3.7 million, was funded with cash on hand.

F.
Transaction costs related to the acquisition totaled $4.0 million. Of this amount, $1.4 million was incurred in the nine months ended September 30, 2012 and $2.6 million has been included in other current liabilities in the unaudited pro forma consolidated balance sheet.

G.	This adjustment represents the elimination of EECOL’s historical equity.

Adjustments to the unaudited pro forma combined income statements

H.
This adjustment represents the net increase in depreciation expense resulting from the preliminary estimated fair value of certain property and buildings, resulting in adjustments of $0.3 million and $0.6 million for the nine months ended September 30, 2012 and for the year ended December 31, 2011, respectively.

I.
This adjustment reflects the increase in amortization expense related to recording EECOL’s customer relationships intangible asset at their preliminary estimated fair value, resulting in adjustments of $16.7 million and $22.8 million for the nine months ended

September 30, 2012 and the year ended December 31, 2011, respectively.

Identifiable intangible assets include the following (in millions):

Customer relationships	$245.2
Trademarks	55.2
$300.4

The customer relationship assets are being amortized on an accelerated basis over 20 years. Amortization for the first five years follows: $22.8 million, $22.2 million, $20.3 million, $19.2 million, and $18.3 million. The trademarks have an indefinite life and are not being amortized.

J.
This adjustment reflects the reversal of interest expense of $11.3 million and $8.4 million and the amortization of debt issuance costs of $0.3 million and $0.2 million for the year ended January 31, 2012 and the nine months ended October 31, 2012, respectively, relating to the Senior Subordinated Debt 2017 that was repaid just prior to the acquisition closing date.

K.
This adjustment represents interest expense on borrowings under the term loans, revolving credit facility, and accounts receivable securitization facility as if the borrowings occurred on January 1, 2011. The interest rates used to calculate pro forma interest expense on these debt facilities ranged from 1.4% to 4.5%. A 1/8th variance in interest rates would change pro forma interest expense by $1.2 million and $1.6 million for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.

L.
This adjustment reflects amortization of debt issuance costs and discount related to the new term loans and amortization of debt issuance costs associated with the amended revolving credit facility as if the debt was incurred on January 1, 2011.

M.	This adjustment eliminates the transaction costs incurred for the nine months ended September 30, 2012 as these costs are directly related to the acquisition and are not recurring.

Adjustments to the unaudited pro forma condensed combined balance sheet and unaudited pro forma combined income statements for tax-related items

N.	This adjustment represents the tax effect of pro forma adjustments and is based on the estimated applicable statutory tax rates in the U.S. and Canada.

Note 6: ASPE to U.S. GAAP Reconciliation and Presentation Reclassifications

The financial statements of EECOL have been prepared and presented in accordance with ASPE. Certain differences exist between ASPE and U.S. GAAP, and these differences may be material. The principal relevant differences between U.S. GAAP and ASPE have been adjusted for below.

EECOL Holdings Ltd.
Unaudited Consolidated Balance Sheet
As of October 31, 2012
(In thousands)
	Unaudited	GAAP		Adjusted Historical	Adjusted Historical
	EECOL	Adjustments		EECOL	EECOL
	October 31, 2012			October 31, 2012 CAD	October 31, 2012 USD
Assets
Current Assets:
Cash and cash equivalents	$44,647			$44,647	$44,620
Accounts receivables, net	148,872			148,872	148,783
Other accounts receivable	85			85	85
Inventories, net	119,589			119,589	119,517
Income taxes receivable	1,020			1,020	1,019
Prepaid expenses and other current assets	1,985			1,985	1,984
Total current assets	316,198	—		316,198	316,008

Property buildings and equipment, net	48,772			48,772	48,743
Deferred income taxes		8,139	4	8,139	8,134
Other assets	12,721	(626)	2	12,095	12,088
Total assets	$377,691	$7,513		$385,204	$384,973

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$98,156			$98,156	$98,097
Short-term debt	10,999			10,999	10,992
Other current liabilities	5,607			5,607	5,604
Total current liabilities	114,762	—		114,762	114,693

Long-term debt				—	—
Deferred income taxes		1,692	4	1,692	1,691
Other noncurrent liabilities	300	29,219	2	29,519	29,501
Total liabilities	115,062	30,911		145,973	145,885

Stockholders’ Equity:
Common stock	1,069			1,069	1,068
Retained earnings (deficit)	258,703	(1,213)	1,2,4	257,490	257,336
Treasury stock				—	—
Accumulated other comprehensive income	(968)	(22,185)	2,3,4	(23,153)	(23,139)
Total stockholders' equity	258,804	(23,398)		235,406	235,265
Noncontrolling interest	3,825			3,825	3,823
Total stockholders’ equity	262,629	(23,398)		239,231	239,087
Total liabilities and shareholders’ equity	$377,691	$7,513		$385,204	$384,973

EECOL Holdings Ltd.
Unaudited Consolidated Statement of Income
For the year ended January 31, 2012
(In thousands)
	Audited	GAAP		Adjusted Historical	Adjusted Historical
	EECOL	Adjustments		EECOL	EECOL
	For the year ending			For the year ending	For the year ending
	January 31, 2012			January 31, 2012 CAD	January 31, 2012 USD

Net sales	$846,194			$846,194	$854,402
Cost of goods sold	637,892			637,892	644,080
Gross profit	208,302	—		208,302	210,323

Selling, general and administrative expenses	106,862	(644)	1,2	106,218	107,248
Depreciation and amortization	2,910	34	1	2,944	2,973

Income from operations	98,530	610		99,140	100,102

Interest expense, net	3,806	159	1	3,965	4,003

Other expenses (income)	(13,739)			(13,739)	(13,872)
Income before income taxes	108,463	451		108,914	109,970

Provision for income taxes	26,798	922	4	27,720	27,989
Net income	81,665	(471)		81,194	81,982
Less: Net loss attributable to noncontrolling interest	1,052			1,052	1,062
Net income attributable to EECOL	$80,613	$(471)		$80,142	$80,919

EECOL Holdings Ltd.
Unaudited Consolidated Statement of Income
For the nine months ended October 31, 2012
(In thousands)
	Unaudited	GAAP		Adjusted Historical	Adjusted Historical
	EECOL	Adjustments		EECOL	EECOL
	For the nine			For the nine	For the nine
	months ending			months ending	months ending
	October 31, 2012			October 31, 2012 CAD	October 31, 2012 USD

Net sales	$698,416			$698,416	$698,905
Cost of goods sold	526,624			526,624	526,993
Gross profit	171,792	—		171,792	171,912

Selling, general and administrative expenses	87,181	(786)	1,2	86,395	86,455
Depreciation and amortization	2,327	5	1	2,332	2,334

Income from operations	82,284	781		83,065	83,123

Interest expense, net	3,107	26	1	3,133	3,135

Other expenses (income)	(2,914)	(4,808)	1	(7,722)	(7,727)
Income before income taxes	82,091	5,563		87,654	87,715

Provision for income taxes	23,237	1,659	4	24,896	24,913
Net income	58,854	3,904		62,758	62,802
Less: Net loss attributable to noncontrolling interest	330			330	330
Net income attributable to EECOL	$58,524	$3,904		$62,428	$62,472

The following adjustments have been made to align the EECOL financial information with U.S. GAAP (all dollar amounts are in CAD).

1.
US GAAP has specific guidance related to continuing involvement with respect to sale-lease backs of real estate that does not exist under ASPE. The Company concluded that one lease historically recorded as a sale-leaseback transaction in 2012 under ASPE was required to be re-characterized as a capital lease under US GAAP due to the lease containing elements of continuing involvement. In addition, the derecognition of the asset is prohibited under US GAAP. The above adjustments reverse the Company's historical recording of an asset sale and rent expense, generated a liability based on the proceeds received and recorded interest expense and amortization expense related to the obligation and the asset, respectively.

2.
The Company has historically valued their pension plans based on the calendar year-end which was appropriate under ASPE. US GAAP requires pensions to be valued as of the reporting date. The Company updated the valuations to reflect a valuation date that aligns with the Company's fiscal year ends. This resulted in reconciling items for the change in the pension benefit obligation and asset values. The adjustment related to the nine months ended October 31, 2012 resulted in decrease in pension expense of $738,838, a decrease in the accrued pension benefit liability of $2,217,246 and an increase in accumulated other comprehensive income of $851,911. The adjustment related to the year ended January 31, 2012 resulted in decrease in pension expense of $358,810, an increase in the accrued pension benefit liability of $11,558,658 and a decrease in accumulated other comprehensive income of $14,143,736.

Additionally, US GAAP requires that actuarial gains and losses, prior service costs & transition obligations be included in accumulated other comprehensive income whereas ASPE allows these amounts to be off-set against the pension benefit obligation or asset. This resulted in reconciling items to reclassify those amounts to accumulated other comprehensive income in the amount of $16,409,338 as at January 31, 2012.

3.
The Company adopted ASPE on a retrospective basis during the year ended January 31, 2012. The Company applied an exemption under Section 1500, First Time Adoption, effectively resetting the cumulative foreign currency translation balance to nil on adoption. This exemption is not permitted under US GAAP.

4.
ASPE permits a company to use a tax payable methodology within the consolidated financial statements. Under US GAAP, a company must apply the deferred tax method of accounting. US GAAP uses the asset and liability method whereby deferred income tax assets and liabilities are recognized for temporary differences between financial statement carrying amounts of assets and liabilities and their respective income tax bases. Deferred income tax assets are recorded in the financial statements if realization is considered more likely than not. A valuation allowance is established, if necessary, to reduce any deferred income tax asset to an amount that is more likely than not to be realized. Additionally, the income tax adjustment reflects the impact on income taxes of the US GAAP adjustments described in this footnote.

The adjustment related to the nine months ended October 31, 2012 resulted in a decrease in deferred tax asset of $1,744,426, a decrease in deferred tax liability of $776,888, a decrease in retained earnings of $2,626,905, and an increase in income tax expense of $1,659,367. The adjustment related to the year ended January 31, 2012 resulted in an increase in deferred tax asset of $4,015,826, an increase in deferred tax liability of $698,051, an increase in retained earnings of $420,696, an increase in income tax expense of $921,730 and an increase in accumulated other comprehensive income of $3,818,809.

The adjustments described above reflect only those differences in accounting policies in effect at the time of the preparation of the historical financial statements of EECOL. There has been no attempt to identify future differences between ASPE and U.S. GAAP as the result of changes in accounting standards, transactions or events that may occur in the future.